EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on July 1, 2026 (the “Effective Date”) by and between BeyondSpring Inc. (“Company”) and Min Qiu (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee and the Company desire to enter into an agreement in which Employee will be an employee of the Company;

WHEREAS, the Company and Employee have agreed to certain terms and conditions, which are set forth below.

AND NOW, intending to be legally bound, the Parties agree as follows:

1.    Position and Duties

a.    Employee shall serve and the Company shall employ Employee in the position of Chief Executive Officer. Employee shall report directly to the Board (“Supervisor”). The duties of Employee shall be assigned by the Supervisor from time to time commensurate with Employee’s education, skills and experience.

b.    Employee shall work full-time and devote Employee’s best efforts to do the business of the Company in a manner that will further the interests of the Company.

c.    Employee shall not work for any other person or entity while in the employ of the Company without prior written consent from the Supervisor. Notwithstanding the foregoing, nothing herein shall preclude Employee from: (i) serving, with the prior consent and approval of the Company's Board of Directors (which shall not be unreasonably withheld or delayed), as a member of no more than two (2) boards of directors of non-competing businesses and charitable organizations (ii) engaging in charitable activities and community affairs; and (iii) managing Employee's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) herein shall be limited by Employee so as not to interfere in any material respect, individually or in the aggregate, with the performance of Employee's duties and responsibilities hereunder, or pose a conflict of interest or violate any provision of this Agreement, such determinations to be made at the reasonable good faith discretion of the Company's Board of Directors.

d.    Employee shall comply with all Company policies including, but not limited to those set forth in the Company’s Employee Handbook.

2.    Term and Termination

a.    Employee’s employment may be terminated at any time and for any reason by action of the Employee or the Company, and the Parties agree that nothing in this Section shall change the “at-will” employment relationship between the Parties.

b.    Should Employee choose to resign voluntarily from the Company at any point in time, Employee agrees to give the Company a minimum of three (3) months’ written notice prior to Employee’s resignation date.

c.    If, during the term of this Agreement, the Company terminates Employee's employment other than for death, disability or Cause, or if Employee terminates employment for Good Reason, then, subject to Section 2.f below, the Company shall pay to Employee (i) his base salary, as of the date of termination, for the nine (9) month period commencing on the date of termination (the “Severance Period”), payable over the Severance Period in regular installments in accordance with the Company's normal payroll practices as they may exist from time to time, with the installments that otherwise would be paid prior to the first payroll date following the date the Release described in Section 2.f. becomes effective and irrevocable in accordance with its terms, being paid (without interest) on such payroll date in a lump sum and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the date of termination; and (ii) a pro-rated portion of any bonus earned for the year in which the date of termination occurs, based on actual performance results, and paid at the same time as other senior executives who did not terminate employment.

d.“    Cause” shall mean (i) Employee’s substantial and continued failure (except where due to a disability, illness or periods of vacation or approved leave), neglect, or refusal to perform in any material respect Employee’s duties and responsibilities; (ii) any intentional or grossly negligent act of Employee that has the effect of injuring the business of the Company or its subsidiaries in any material respect; (iii) Employee’s conviction of, or plea of guilty or no contest to (a) a felony, (b) any material violation of federal or state securities laws or (c) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to the Company or otherwise result in material injury to the business of the Company or its subsidiaries; (iv) the commission by Employee of an act of fraud or embezzlement against the Company or its subsidiaries; (v) any material violation by Employee of the policies of the Company or its subsidiaries, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or its subsidiaries; or (vi) Employee’s material breach of this Agreement.

e.“    Good Reason” shall mean, without Employee’s consent: (i) a material diminution in Employee’s duties or responsibilities; (ii) a reduction in base salary as initially set forth in Section 3.a hereof or as subsequently increased by the Company (other than pursuant to an across-the-board reduction applicable to all similarly situated executives); (iii) any requirement by or directive from the Company that Employee permanently relocate his principal residence or change in the primary place of the Company's business by more than 50 miles from its then current location; (iv) any material breach of a provision of this Agreement by the Company; and (v) a “change of control” (as defined in the Company’s 2017 incentive plan). Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 2.e. hereof. A termination of Employee’s employment under Sections 2.e. shall not be deemed to be for Good Reason unless (a) Employee gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 calendar days after becoming aware of the initial occurrence or existence of such event or condition, and (b) the Company fails to cure such event or condition within 30 calendar days after receiving such notice. Additionally, Employee must terminate his employment within 90 calendar days after the initial occurrence of the circumstance constituting Good Reason for such termination to be “Good Reason” hereunder. Notwithstanding the foregoing, during the term of this Agreement, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder for a period not to exceed 90 days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company's obligations under this Agreement during such period of suspension.

f.    Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit under Section 2.e., hereof unless: (i) Employee or Employee’s legal representative first executes within 30 calendar days after the date of termination (or such longer period as required by applicable law) a release of claims agreement in a form provided by the Company (the “Release”); (ii) Employee does not revoke the Release; and (iii) the Release becomes effective and irrevocable in accordance with its terms. (the “Release Date”).

3.    Compensation

a.    Employee shall be paid a salary of $100,000 annually. In addition to the base salary, Employee will be eligible to earn an annual bonus of up to 30% of annual base salary. Whether you receive this bonus, and the amount, will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year. The terms, conditions, and metrics for any annual bonus compensation may be further established in writing by the Company. The Company will pay you this bonus, if any, in the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date, subject to applicable state and local law.

b.    In connection with the commencement of Employee’s employment, Employee shall be eligible for a grant to purchase 100,000 stock options with the Company, subject to and conditioned upon your commencement of employment with the Company, and effective on your start date. The share option will vest over 4 years at the rate of 25% per year on the first through fourth anniversary of your grant date and will have an exercise price equal to the closing price of the Company’s common stock on the last trading day immediately prior to your grant date. The share option shall otherwise be granted on the terms, and subject to the conditions, of the BeyondSpring Inc. 2017 Omnibus Incentive Plan (the “Plan”) and form of share option award agreement provided by the Company and signed by you (together with the Plan, the “Share Option Agreement”), it being understood that such grant shall be conditioned upon your execution of the Share Option Agreement. The Share Option Agreement controls as to all matters concerning the share option grant and supersedes anything else that may have been communicated to you before, including in this letter. During your employment with BeyondSpring Inc., the Company and its affiliates may, but shall have no obligation to, grant additional equity compensation awards to you under the Plan.

4.    Nonsolicitation

a.    Employee shall not, for a period of two (2) years after the date of Employee's termination from the Company, directly or indirectly, solicit for hire any employees of the Company or induce any employees of the Company to terminate their relationship with the Company; provided that Employee will not be restricted from (i) making any general solicitation for employment that is not specifically directed at such employees or (ii) soliciting any such employee whose employment with the Company terminated more than 6 months prior to such solicitation; and provided further that Employee will not be restricted from hiring any such employee who responds to any such excluded solicitation.

b.    Employee agrees that Employee shall pay the Company the amount of Five Thousand Dollars ($5000) for each breach of Section 4.a. herein.

5.    Non-Disclosure of Confidential Information

a.    The term Confidential Information means and includes any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) which (i) is not generally known to the public; (ii) was acquired or learned by Employee as a result of and during his relationship with Company at any time prior to or after the Effective Date; and (iii) relates to the business of Company and has actual or potential value to Company because it is not generally known. Without limiting the generality of the term, it includes any and all information made available to Employee in the course of his performance of services to Company prior to and after the Effective Date, including but not limited to all information relating to Company’s products, services, customers, employees, affiliates, suppliers, production processes, research, development, patents, copyrights, trademarks, intellectual property, finances, contracts, inventions, and actual and/or potential business opportunities; Company’s business plans and strategies; Company’s financing arrangements; and any other non-public information relating in any way to Company’s business or prospective business affairs. Confidential Information includes information or materials developed or acquired by Employee, alone or in concert with others, and also includes drafts, works-in-process, duplicates or reproductions of such information prior to and following the Effective Date.

b.    Employee agrees to hold and safeguard for the sole benefit of Company all Confidential Information acquired or developed by Employee. Employee will not, without the prior written consent of Company, during the term hereof or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Information to any person, except in the good faith performance of Employee’s duties during the term of the Agreement to persons having a need to know such information for the benefit of the Company.

c.    Before disclosing Confidential Information under the compulsion of legal process, Employee agrees to give prompt notice to Company of the fact that Employee has been served with legal process which may require the disclosure of Confidential Information. The notice will be given within sufficient time before disclosure to permit Company to intervene in the matter or to take such other action as may be necessary to protect its interests and rights in its Confidential Information.

d.    Upon the termination of the Agreement for any reason, Employee agrees to immediately return to Company all Confidential Information in any form or format in his possession or under his control. Employee agrees that he will not retain any copies or reproductions of Confidential Information in any form or format.

6.    Ownership of Inventions

a.    All Inventions are the property of Company, and may be used, assigned, sold, patented or applied by Company without the approval of Employee or the payment of additional consideration. The term Inventions means all ideas, innovations, improvements, creations, discoveries, developments, concepts and designs (whether or not patentable) and all computer programs, software, insurance product applications, literary works, publications, audio/visual works, photographs, drawings, designs or other works (whether or not copyrightable) which relate to the business in which the Company is engaged or plans to engage and which were created or conceived by Employee, alone or in concert with others, during the term of the Agreement.

b.    Employee hereby assigns to Company Employee’s entire right, title and interest in and to all Inventions, without further consideration, free from any claim, lien for balance due, or rights of retention. During or after Employee’s employment, Employee agrees, upon request, to execute all documents necessary to evidence or effectuate such assignment; and further, to promptly and fully assist the Company in every lawful way, without additional compensation, but at Company’s expense, to obtain for the benefit of Company any patents, copyrights or other legal protection for such Inventions, including assisting in the preparation and filing of patent and copyright applications, giving testimony in legal proceedings and execution of all necessary documentation relating to obtaining, securing, defending and renewing such patents and copyrights.

7.    Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or sent by guaranteed overnight delivery service or registered or certified mail to the following addresses:

To Employee: Mr. Min Qiu, __________________________________________________

To Company: BeyondSpring Inc., 100 Campus Drive, West Side, 4th Fl, Suite 410, Florham Park, NJ 07932

or to such other addresses as wither party may designate to the other in writing.

8.    Governing Law. This Agreement is made under and shall be governed in its validity and interpretation by and in accordance with the substantive laws of the State of New York without giving effect to the principles of conflicts of laws.

9.    Venue. Any dispute arising under this Employment Agreement shall be filed in the New York Supreme Court, New York County.

10.    Severability. In case any provision hereof shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

11.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior negotiations, representations, agreements, proposals and understandings among the Parties with respect thereto.

12.    Headings. The headings of the sections are for the convenience of reference only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

13.    Counterparts. This Agreement may be executed in several counterparts or with counterpart signature pages, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Min Qiu

Min Qiu

/s/ Matthew Kirkby

Matthew Kirkby, Board Member,

Chair, Compensation Committee

BeyondSpring Inc.